Exhibit 99.1
Press Release
Superior Well Services, Inc. Announces Second Quarter 2010 Results
INDIANA, Pa., August 9, 2010 /PRNewswire via COMTEX/ — Superior Well Services, Inc. (Nasdaq: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today announced net income for the three months ended June 30, 2010 of $6.1 million, or $0.18 per diluted share, compared to a net loss of $37.9 million, or a $1.66 net loss per diluted share, in the same period in 2009.
The 2010 second quarter net income of $6.1 million, or $0.18 per diluted share, compares to a net loss of $8.7 million, or a $0.31 net loss per diluted share, in the previous quarter ended March 31, 2010.
Revenue in the second quarter of 2010 was $176.0 million, a 42.7% increase from the $123.3 million reported in the previous quarter and a 94.5% increase from the $90.5 million reported in the second quarter of 2009. Operating income for the second quarter of 2010 was $13.0 million compared to $10.4 million of operating loss for the previous quarter and $59.2 million of operating loss reported in the second quarter of 2009.
Adjusted EBITDA, a non-GAAP financial measure, totaled $34.3 million in the second quarter of 2010 compared to $10.4 million reported for the previous quarter and ($7.3) million reported in the second quarter of 2009. For our definition of Adjusted EBITDA, please see footnote 1. For a reconciliation of Adjusted EBITDA to net income (loss), please see the non-GAAP financial measure table included in this press release.
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics services revenue represented 74.7%, 11.3%, 5.9%, 3.6%, 1.3% and 3.2%, respectively, of our total revenue of $176.0 million in the second quarter of 2010. Stimulation revenue increased $38.6 million, or 41.6%, from the $92.8 million reported in the previous quarter. Revenues increased in all of our operating regions. As a percentage of gross revenue, sales discounts decreased by 2.0% in the second quarter of 2010 compared to the previous quarter.
Cost of revenue increased 23.4%, or $28.6 million, for the second quarter of 2010 compared to the previous quarter. As a percentage of net revenue, cost of revenue decreased by 13.4% to 85.6% for the second quarter of 2010 from 99.0% for the previous quarter due primarily to improved pricing, increased equipment utilization and improved labor utilization.
Selling, general and administrative, or SG&A, expenses increased 5.9% or $0.7 million for the second quarter of 2010 compared to the previous quarter. As a percentage of net revenue, SG&A expenses decreased by 2.5% to 7.0% for the second quarter of 2010 from 9.5% for the previous quarter primarily due to our ability to spread these costs over a larger revenue base.
For the second quarter of 2010, we made capital expenditures of approximately $4.7 million for maintenance on our existing equipment base and to purchase new and upgrade existing equipment.
At June 30, 2010, we had $104.7 million of working capital, total long-term debt of $140.8 million, with $60.0 million outstanding under our credit facility, and a debt to book capitalization ratio of 30.5%.
On July 16, 2010, we entered into an amendment (the “Third Amendment”) to the credit agreement evidencing our credit facility. The following changes were made to the credit agreement as a result of the Third Amendment:
•	the total capacity under the credit facility was temporarily increased by $15.0 million to $90.0 million until December 31, 2010;

•	the financial covenants in the credit agreement were revised such that our required maximum capital expenditures was increased from $6.0 million per quarter to $10 million per quarter commencing in the quarter ending as of June 30, 2010;

•	the letter of credit sublimit was reduced from $25.0 million to $12.5 million; and

•	the financial covenants were revised such that our required minimum quarterly EBITDA must not be less than: $6.0 million, $7.5 million and $10.0 million for the second, third and fourth quarters of 2010, respectively.

All other material terms remain the same.
Our credit facility matures in March 2013 and we are currently in compliance with all of the covenants under that facility as well as under the indenture governing our second lien notes.
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about us is routinely posted on and accessible at www.swsi.com.
(1) We define Adjusted EBITDA as net income (loss) plus interest, taxes, non-cash stock compensation expense, non-cash goodwill and intangible impairment, depreciation, amortization and accretion. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We have included Adjusted EBITDA as a supplemental disclosure because our management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use Adjusted EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of Adjusted EBITDA to net income following the consolidated statement of operations included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance; unanticipated costs, delays or other difficulties in executing our growth strategy; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
Superior Well Services, Inc. Contact:
Christopher Peracchi — Director, Finance and Investor Relations
(724) 403-9108

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2009	2010	change	2009	2010	change
Revenue	$90,492	$176,001	94.5%	$212,773	$299,341	40.7%
Cost of revenue	102,636	150,672	46.8	227,956	272,767	19.6

Gross profit (loss)	(12,144)	25,329	308.6	(15,183)	26,574	275.0
Selling, general and administrative expenses	13,948	12,341	(11.5)	30,003	23,997	(20.0)
Goodwill impairment	33,155	—	(100.0)	33,155	—	(100.0)

Operating income (loss)	(59,247)	12,988	121.9	(78,341)	2,577	103.3
Interest expense	3,150	2,848	(9.6)	6,326	5,750	(9.1)
Other income (expense), net	109	(258)	(336.7)	(84)	(122)	(45.2)

Income (loss) before income taxes	(62,288)	9,882	115.9	(84,751)	(3,295)	96.1
Income taxes (benefit)
Current	(5,865)	—	100.0	(18,151)	—	100.0
Deferred	(18,511)	3,828	120.7	(13,977)	(697)	95.0

	(24,376)	3,828	115.7	(32,128)	(697)	97.8

Net income (loss) before dividends on preferred stock	$(37,912)	$6,054	116.0%	$(52,623)	$(2,598)	95.1%

Dividends on preferred stock	(750)	(750)		(1,500)	(1,500)

Net income (loss) available to common stockholders	$(38,662)	$5,304	113.7%	$(54,123)	$(4,098)	92.4%

Earnings (loss) per common share:
Basic	$(1.66)	$0.18	110.8%	$(2.33)	$(0.14)	94.0%

Fully diluted	$(1.66)	$0.18	110.8%	$(2.33)	$(0.14)	94.0%

Weighted average shares outstanding — basic:	23,221,080	30,205,013		23,213,064	30,195,747
Weighted average shares outstanding — diluted:	26,221,080	33,256,190		26,213,064	33,341,953
     Revenue by Primary Categories of Service Type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2009	2010	change	change	2009	2010	change	change
Revenue by service type
Stimulation	$60,852	$131,427	$70,575	116.0%	$140,357	$224,220	$83,863	59.7%
Cementing	10,858	19,823	8,965	82.6	27,453	32,566	5,113	18.6
Nitrogen	5,403	10,382	4,979	92.2	12,378	14,821	2,443	19.7

Technical pumping services	77,113	161,632	84,519	109.6	180,188	271,607	91,419	50.7
Down-hole surveying services	5,403	6,414	1,011	18.7	11,805	12,212	407	3.4
Completion services	3,385	2,368	(1,017)	(30.0)	7,182	4,942	(2,240)	(31.2)

Total technical services	85,901	170,414	84,513	98.4	199,175	288,761	89,586	45.0
Fluid logistics	4,591	5,587	996	21.7	13,598	10,580	(3,018)	(22.2)

Total revenue	$90,492	$176,001	$85,509	94.5%	$212,773	$299,341	$86,568	40.7%

     Revenue by Operating Region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2009	2010	change	change	2009	2010	change	change
Region
Appalachian	$28,037	$50,928	$22,891	81.6%	$58,611	$80,915	$22,304	38.1%
Southeast	12,077	26,966	14,889	123.3	33,480	49,353	15,873	47.4
Southwest	27,085	37,150	10,065	37.2	63,397	67,609	4,212	6.6
Rocky Mountain	2,277	25,380	23,103	1,014.6	10,296	42,114	31,818	309.0
Mid-Continent	21,016	35,577	14,561	69.3	46,989	59,350	12,361	26.3

Total	$90,492	$176,001	$85,509	94.5%	$212,773	$299,341	$86,568	40.7%

Supplemental data (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Depreciation, amortization and accretion	$17,991	$20,387	$35,476	$40,173
Capital expenditures	8,455	4,688	17,811	10,118
Non-GAAP Financial Measures:
The following table presents a reconciliation of Adjusted EBITDA to our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(37,912)	$6,054	$(52,623)	$(2,598)
Income tax expense (benefit)	(24,376)	3,828	(32,128)	(697)
Interest expense	3,150	2,848	6,326	5,750
Stock compensation expense	734	1,200	1,471	2,065
Goodwill impairment	33,155	—	33,155	—
Depreciation, amortization and accretion	17,991	20,387	35,476	40,173

Adjusted EBITDA	$(7,258)	$34,317	$(8,323)	$44,693

Three Months Ended
March 31, 2010
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(8,652)
Income tax expense (benefit)	(4,525)
Interest expense	2,902
Stock compensation expense	865
Depreciation, amortization and accretion	19,787

Adjusted EBITDA	$10,377

SOURCE Superior Well Services, Inc.